Exhibit 4.1
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 14, 2005 by and among BioCryst Pharmaceuticals, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Issuer”) and the investors named on the signature pages hereto (together with their successors and permitted assigns, the “Investors”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 6.1.
RECITALS
     WHEREAS, subject to the terms and conditions of this Agreement, the Investors desire to subscribe for and purchase, and the Issuer desires to issue and sell to the Investors, certain shares of the Issuer’s common stock, par value $0.01 per share (the “Common Stock”). The Issuer is offering shares of Common Stock, as provided below, to the Investors at a purchase price of Thirteen Dollars and Forty-Six Cents ($13.46) per share and on the other terms and conditions contained in this Agreement (the “Offering”).
     WHEREAS, the Issuer has filed with the SEC the Registration Statements relating to the offer and sale from time to time of the Issuer’s securities.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer and each of the Investors hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF COMMON STOCK
     1.1 Subscription and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to the Investors and each Investor severally and not jointly, subscribes for and will purchase from the Issuer the number of shares of Common Stock set forth on the signature pages of the Investors hereof (the “Shares”) for the aggregate purchase price set forth on the signature pages of the Investors hereof, which shall be equal to the product of the number of Shares subscribed for by the Investor times the per share purchase price specified in the above Recitals to this Agreement (the “Purchase Price”).
     1.2 Board Member. Kleiner Perkins Caufield & Byers Holdings, LLC (“Kleiner Perkins”) will have the right to appoint a member of the Issuer’s Board as of the Closing Date (“Investor Director”), who shall initially be Beth Seidenberg. In connection therewith, the Issuer and Kleiner Perkins shall enter into a Nomination and Observer Agreement in the form of Exhibit A hereto (the “Nomination Agreement”). The Investor Director may resign from the Board of Directors at any time without notice and may not be removed from the Board of Directors by the Issuer without “Cause.” For purposes of this Section 1.3, the following shall constitute “Cause”: (i) any action by the Investor Director constituting fraud or embezzlement in the course of his tenure on the Board of Directors, (ii) any conviction of Investor Director of a felony which would materially and adversely interfere with the Investor Director’s ability to perform his or her duties as a member of the Board of Directors; (iii) continued gross neglect or willful refusal by the Investor Director to perform his or her duties hereunder for a period of ten (10) days following notice to the Investor Director of such inaction; or (iv) a material breach by the Investor Director of any other material obligations under this Agreement or the Issuer’s By-laws if such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof by the Issuer to the Investor Director.
     1.3 Board Observation Rights.
          (a) Subject to the execution of a non-disclosure agreement, customary in form and substance, as requested in good faith by the Issuer, the Issuer shall allow one representative of TPG Biotechnology Partners, L.P. (“TPG”), for so long as TPG and its Affiliates beneficially own in the aggregate at least 375,000 shares of Common Stock, subject to proportional adjustments to reflect stock-splits, combinations, subdivisions, or the like, to attend all meetings of the Board in a nonvoting capacity, and in connection with such observer’s attendance, the Issuer shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Issuer provides to the Board prior to any such meeting. TPG shall provide the Issuer with written notice identifying the individual who shall exercise board observation rights on behalf of TPG from time to time, which individual shall be reasonably acceptable to the Issuer. Effective upon execution and delivery of this Agreement, TPG hereby appoints Fred Cohen as its initial board observer. TPG shall be responsible for all travel and other expenses incurred by its representative in attending Board meetings.
          (b) Notwithstanding the provisions of subsection (a), the Board reserves the right, in the good faith exercise of its reasonable business judgment, to exclude any board observer from (i) attending any portion(s) of any Board meeting or (ii) receiving materials delivered to the rest of the Board in connection with such portion(s) of such Board meeting; provided, however, that notwithstanding the foregoing, the Board may, in the exercise of its reasonable business judgment, permit such observer to attend such portions of a Board meeting and receive such materials on the condition that such observer does not trade in the Issuer’s common stock based on such information or share the contents of the meeting or the materials with any person or entity. The decision of the Board with respect to any such exclusion shall be final and binding.
ARTICLE 2
CLOSING
     2.1 Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place on a date designated by the Issuer, which date shall be on or before December 19, 2005 (the “Closing Date”). The Closing shall take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041, or at such other time and place as the Issuer and the Investors mutually agree. At the Closing, unless the Investors and the Issuer otherwise agree (i) the Investors shall pay the Purchase Price to the Issuer, by wire transfer of immediately available funds to the account designated on Exhibit C hereto; (ii) the Issuer shall issue to the Investors the Shares, and deliver to the Investors certificates for the Shares duly registered in the name of the Investor; and (iii) all other agreements and other documents referred to in this Agreement which are required for the Closing shall be executed and delivered (if that is not done prior to the Closing).
     2.2 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Issuer and the Investors;
          (b) by the Investors, upon a breach of any material representation and warranty, covenant or agreement on the part of the Issuer set forth in this Agreement, or if any material representation and warranty of the Issuer shall have become untrue in any material respect, in either case such that the conditions in Section 5.1 would be incapable of being satisfied by the date of the Closing; or
          (c) by the Issuer upon a breach of any material representation and warranty, covenant or agreement on the part of the Investors set forth in this Agreement, or if any material representation and warranty of the Investors shall have become untrue in any material respect, in either case such that the conditions in Section 5.2 would be incapable of being satisfied by the date of the Closing.
     2.3 Effect of Termination. In the event of termination of this Agreement pursuant to Section 2.2, this Agreement shall forthwith become void, there shall be no liability on the part of the Issuer or the Investor to each other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties, covenants or agreements set forth in this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE ISSUER
     As a material inducement to the Investors entering into this Agreement and subscribing for the Shares, the Issuer hereby represents and warrants to the Investors as follows (it being understood that, except in the case of any representation or warranty that by its terms is made only as of a specified date, each representation and warranty set forth in this Article 3 shall be deemed to be made by the Issuer both as of the date of this Agreement and, if the Closing occurs, as of the date of the Closing):
     3.1 Corporate Status. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a material adverse effect on the business, results of operations or financial condition of the Issuer (a “Material Adverse Effect”). The Issuer has no Subsidiaries.
     3.2 Corporate Power and Authority. The Issuer has the corporate power and authority to execute and deliver this Agreement and the Nomination Agreement and to perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The Issuer has taken all necessary corporate and stockholder action to authorize the execution, delivery and performance of this Agreement and the Nomination Agreement and the consummation of the transactions contemplated hereby and thereby.
     3.3 Enforceability. This Agreement and the Nomination Agreement have been duly executed and delivered by the Issuer and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
     3.4 No Violation. The execution and delivery by the Issuer of this Agreement and the Nomination Agreement, the consummation of the transactions contemplated hereby and thereby, and the compliance by the Issuer with the terms and provisions hereof and thereof, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Certificate of Incorporation or Bylaws of the Issuer or any material Contract to which the Issuer is a party (except to the extent such a default would not, in the case of a Contract, have a Material Adverse Effect on the Issuer), or any material Requirement of Law applicable to the Issuer, or result in the creation or imposition of any material Lien upon any of the properties or assets of the Issuer (except where such Lien would not have a Material Adverse Effect on the Issuer).
     3.5 Consents/Approvals. Except for filings with the SEC and Nasdaq that are permitted to be made after the date hereof, no consents, filings, authorizations or other actions of any Governmental Authority are required to be obtained or made by the Issuer for the Issuer’s execution, delivery and performance of this Agreement which have not already been obtained or made. No consent, approval, waiver or other action by any Person under any Contract to which the Issuer is a party or by which the Issuer or any of its properties or assets are bound is required or necessary for the execution, delivery or performance by the Issuer of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents would not have a Material Adverse Effect on the Issuer.
     3.6 Valid Issuance. Upon payment of the Purchase Price by the Investors and delivery to the Investors of the certificates for the Shares, such Shares will be validly issued, fully paid and non-assessable.

     3.7 SEC Reports and Nasdaq Compliance. The Issuer has timely made all filings required to be made by it under the Exchange Act within the three (3) years prior to the date of this Agreement (the “SEC Reports”). The SEC Reports, when filed, complied in all material respects with all applicable requirements of the Exchange Act. None of the SEC Reports, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made. The Common Stock is currently listed on the Nasdaq National Market. The Issuer is currently in compliance with all currently effective inclusion requirements of the Nasdaq National Market. There are no proceedings pending or to the Issuer’s knowledge threatened against the Issuer relating to the continued listing of the Common Stock on the Nasdaq National Market and the Issuer has not received any notice of the delisting of the Common Stock from the Nasdaq National Market. The Shares are qualified for listing on the Nasdaq National Market.
     3.8 Registration Statements; Effectiveness. The sale and issuance by the Issuer of the Shares have been validly registered pursuant to the Registration Statements and such Shares of Common Stock will be issued without a restrictive legend. The Registration Statements have been declared effective by the SEC and at the time they became effective, and as of the date hereof, the Registration Statements complied and comply with Rule 415 under the Securities Act. To the Issuer’s knowledge, no stop order suspending the effectiveness of the Registration Statements has been issued and no proceeding for that purpose has been initiated or threatened by the SEC. On the effective dates of the Registration Statements, the Registration Statements and the Prospectuses fully conformed, and at the date of the Closing, the Registration Statements and the Prospectuses will fully conform, in all material respects with the applicable provisions of the Securities Act and the applicable rules and regulations of the SEC thereunder; on the effective dates of the Registration Statements, the Registration Statements, including the exhibits attached thereto, or the documents incorporated by reference therein, did not, and at the date of the Closing, the Registration Statements, including the exhibits attached thereto, the documents incorporated by reference therein, will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the effective dates of the Registration Statements, the Prospectuses, including the exhibits attached thereto, or the documents incorporated by reference therein, did not, and on the date the Prospectus Supplement is filed with the Commission pursuant to Rule 424(b) under the Securities Act and the date of the Closing, the Prospectuses, including the exhibits attached thereto, or the documents incorporated by reference therein, will not, contain an untrue statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and when filed with the Commission, the exhibits attached thereto and the documents incorporated by reference in the Registration Statements and the Prospectuses, taken as a whole, fully conformed or will fully conform in all material respects with the applicable provisions of the Exchange Act, and the applicable rules and regulations of the SEC thereunder.
     3.9 Commissions. The Issuer has not incurred any other obligation for any finder’s or broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.

     3.10 Capitalization. The authorized capital stock of the Issuer consists of Forty-Five Million (45,000,000) shares of Common Stock and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). All issued and outstanding shares of capital stock of the Issuer have been, and as of the Closing Date will be, duly authorized and validly issued and are fully paid and non-assessable. As of December 13, 2005, the Issuer has issued and outstanding 26,519,398 shares of Common Stock and no shares of Preferred Stock. Except for: (i) the approximately 3,300,000 shares of Common Stock issuable upon exercise of options outstanding as of December 13, 2005, and (ii) approximately 573,000 shares of Common Stock reserved for issuance under the Issuer’s equity incentive, stock option or stock purchase plans described in the SEC Reports, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Issuer of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Issuer’s capital stock (including conversion or preemptive rights and rights of first refusal and similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Issuer of any shares of capital stock and the Issuer is not a party to or subject to any agreement or understanding, and there is no agreement or understanding between any person and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Issuer. Except for as set forth in agreements under which the Issuer has the option to repurchase shares of Common Stock at cost, upon the occurrence of certain events, such as the termination of employment or services, the Issuer has no obligation, contingent or otherwise, to redeem or repurchase any equity security or any security that is a combination of debt and equity.
     3.11 Financial Statements. The consolidated financial statements and financial schedules of the Issuer included in the SEC Reports, or incorporated by reference in the Prospectuses, have been prepared in conformity with generally accepted accounting principles (except, with respect to the unaudited consolidated financial statements, for the footnotes and subject to customary audit adjustments) applied on a consistent basis, are consistent in all material respects with the books and records of the Issuer, and accurately present in all material respects the consolidated financial position, results of operations and cash flow of the Issuer as of and for the periods covered thereby.
     3.12 Absence of Changes. The Issuer has not sustained since September 30, 2005 any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as disclosed in or incorporated by reference in the Prospectuses; and, since September 30, 2005, there has not been any material change in the capital stock or long-term debt of the Issuer, the Issuer has not incurred any material liabilities or obligations, direct or contingent, nor entered into any material transactions not in the ordinary course of business and there has not been any Material Adverse Change otherwise than as disclosed in or incorporated by reference in the Prospectuses.
     3.13 Litigation. Except as set forth in or incorporated by reference in the Prospectuses, there is no action, suit, proceeding or investigation pending or, to the Issuer’s knowledge, currently threatened against the Issuer that questions the validity of this Agreement or the Nomination Agreement or the right of the Issuer to enter into it, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in a Material Adverse Effect on the Issuer or any material change in the current equity ownership of the Issuer. The foregoing includes, without limitation, actions pending or, to the Issuer’s knowledge, threatened involving the prior employment of any of the Issuer’s employees or their use in connection with the Issuer’s business of any information or techniques allegedly proprietary to any of their former employers. The Issuer is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Issuer currently pending or which the Issuer currently intends to initiate.
     3.14 Rights of Registration and Voting Rights. Except as contemplated in this Agreement or as set forth in or incorporated by reference in the Prospectuses, the Issuer has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity, and no stockholder of the Issuer has entered into any agreements with respect to the voting of capital shares of the Issuer.
     3.15 Sarbanes-Oxley Act; Foreign Corrupt Practices Act.
          (a) The Issuer is in substantial compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective and intends to comply substantially with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions. Since the date of the Issuer’s most recent Quarterly Report on Form 10-Q, there have been no changes in internal controls over financial reporting or disclosure controls and procedures.
          (b) The Issuer has not and, to the knowledge of the Issuer, no director, officer, agent, employee or other person associated with or acting on behalf of the Issuer, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     3.16 Intellectual Property. The Issuer owns and possesses all right, title and interest in and to, or has duly licensed from third parties, all patents, patent rights, trade secrets, inventions, know-how, trademarks, trade names, copyrights, service marks and other proprietary rights (“Intellectual Property”) material to the business of the Issuer. The Issuer has not received any notice of infringement, misappropriation of conflict from any third party as to such that has not been resolved or disposed of and to the Issuer’s knowledge, the Issuer has not infringed, missapropriated, or otherwise conflicted with Intellectual Property of any third parties, which infringement, missapropriation of conflict would individually or in the aggregate have a Material Adverse Effect.

     3.17 Environmental Laws. The Issuer has obtained all permits, licenses and other authorizations which are required under United States federal, state, provincial and local laws relating to pollution or protection of the environment, including laws related to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”), except where the failure to obtain such permits, license or authorizations and are also in full compliance with all other limitations, restrictions, conditions and requirements contained in the Environmental Laws or contained in any plan, except where the failure to do so comply would not have a Material Adverse Effect. The Issuer is not aware of, nor has the Issuer received notice of, any events, conditions, circumstances, actions or plans which may interfere with or prevent continued compliance or which would give rise to any liability under any Environmental Laws.
     3.18 Title to Properties. The Issuer has good title to all the properties and assets reflected as owned by it in the financial statements contained in or incorporated by reference in the Prospectuses, subject to no Lien except (i) those, if any, reflected in such financial statements or (ii) those which are not material in amount and do not adversely affect the use made and intended to be made of such property by the Issuer. The Issuer holds its leased properties under valid and binding leases. Except as disclosed in or incorporated by reference in the Prospectuses, the Issuer owns or leases all such properties as are necessary to its operations as now conducted.
     3.19 Investment Company Act. The Issuer is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended and does not intend to conduct its business in a manner in which it would become, an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.
     3.20 Insurance. The Issuer maintains insurance of the types, against such losses and in the amounts and with such insurers as are reasonably prudent, including, but not limited to, insurance covering all real and personal property owned or leased by the Issuer against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.
     3.21 ERISA; Employee Matters. The Issuer is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Issuer would have any material liability; the Issuer has not incurred and does not expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Issuer would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification. The Issuer is not involved in any material labor dispute with its employees nor is any such dispute, to the Issuer’s knowledge, threatened or imminent.
     3.22 Permits. The Issuer has made all filings, applications and submissions required by, and possesses all approvals, licenses, certificates, certifications, clearances, consents, exemptions, marks, notifications, orders, permits and other authorizations issued by, the appropriate federal, state or foreign regulatory authorities (including, without limitation, the U.S. Food and Drug Administration of the Department of Health and Human Services (the “FDA”), and any other foreign, federal, state or local government or regulatory authorities performing functions similar to those performed by the FDA) necessary for the ownership or lease of its properties or to conduct its businesses (collectively, “Permits”), except for such Permits the failure of which to possess, obtain or make the same would not reasonably be expected to have a Material Adverse Effect; and the Issuer has not received any written notice of proceedings relating to the limitation, revocation, cancellation, suspension, modification or non-renewal of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, and has no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.
     3.23 Clinical Studies. The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Issuer were and, if still pending, are being conducted in accordance in all material respects with all statutes, laws, rules and regulations, as applicable (including, without limitation, those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA). The Issuer has not received any notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination or suspension of such studies or tests.
     3.24 Compliance Program. The Issuer has established and administers a compliance program applicable to the Issuer, to assist the Issuer and the directors, officers and employees of the Issuer in complying with applicable regulatory guidelines (including, without limitation, those administered by the FDA and any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA).
     3.25 Disclosure. To the best of Issuer’s knowledge, neither this Agreement nor any other documents, certificates or instruments furnished to the Investors by or on behalf of the Issuer contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     As a material inducement to the Issuer entering into this Agreement and issuing the Shares, each Investor represents and warrants to the Issuer, severally and not jointly, as follows:
     4.1 Power and Authority. The Investor, if other than a natural person, is an entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. The Investor has the corporate, partnership or other power and authority under applicable law to execute and deliver this Agreement and with respect to Kleiner Perkins, the Nomination Agreement, and consummate the transactions contemplated hereby, and thereby and has all necessary authority to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby and thereby. The Investor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and with respect to Kleiner Perkins, the Nomination Agreement and the transactions contemplated hereby and thereby.
     4.2 No Violation. The execution and delivery by the Investor of this Agreement and with respect to Kleiner Perkins, the Nomination Agreement, the consummation of the transactions contemplated hereby and thereby, and the compliance by the Investor with the terms and provisions hereof, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate any charter or similar documents of the Investor, or violate any Requirement of Law applicable to the Investor which violation would reasonably be expected to prevent the consummation of the transactions contemplated hereby.
     4.3 Consents/Approvals. No consents, filings, authorizations or actions of any Governmental Authority are required for the Investor’s execution, delivery and performance of this Agreement or with respect to Kleiner Perkins, the Nomination Agreement.
     4.4 Enforceability. Each of this Agreement and with respect to Kleiner Perkins, the Nomination Agreement, has been duly executed and delivered by the applicable Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.
     4.5 Commissions. The Investor has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.
     4.6 No General Solicitation. At no time was Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Shares.

ARTICLE 5
CONDITIONS TO CLOSING
     5.1 Conditions to the Obligations of the Investors. The obligations of the Investors to proceed with respect to its purchase of the Shares at the Closing is subject to the following conditions any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:
          (a) Representations and Warranties. Each of the representations and warranties of the Issuer contained in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on the Issuer.
          (b) Agreement and Covenants. The Issuer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
          (c) Officers’ Certificates. The Investors shall have received certificates of the Chief Executive Officer and Chief Financial Officer of the Issuer, dated as of the Closing Date, certifying in their capacity as officers of the Issuer, as to the fulfillment of the conditions set forth in subparagraphs (a) and (b), certifying that the SEC has not issued an order preventing or suspending the use of the Registration Statements or the Prospectuses, and that for that purpose, no proceedings have been instituted or are pending or, to their knowledge, contemplated by the SEC, and shall have received a certificate, dated as of the Closing Date and executed on behalf of the Issuer by its Secretary, certifying the Issuer’s (A) certificate of incorporation, (B) bylaws, (C) board resolutions approving and adopting this Agreement, and (D) other matters which the parties may reasonably agree are necessary to facilitate the adoption of this Agreement and the consummation of the transactions contemplated hereby.
          (d) No Material Adverse Change. At Closing, the Chief Executive Officer and the Chief Financial Officer of the Issuer shall have provided a certificate to the Investors confirming that there have been no Material Adverse Changes in the condition (financial or otherwise) or prospects of the Issuer from the date of the financial statements included in the SEC Documents other than as set forth or contemplated in the Purchase Agreement.
          (e) Nomination Agreement. The Issuer and Kleiner Perkins shall have executed and delivered the Nomination Agreement and the Issuer shall have appointed the initial Investor Director to serve as a member of the third class of directors, with a term of office to expire at the annual meeting of the stockholders of the Issuer to be held in 2007.
          (f) Stock Certificates. The Issuer shall have delivered to the Investor certificates representing that number of Shares purchased by such Investor.
          (g) No Order. No governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement or the Nomination Agreement.
          (h) Opinion of Issuer’s Counsel. The Investors shall have received an opinion of Issuer’s counsel, dated the Closing Date, in the form of Exhibit D.
          (i) Prospectus Supplement. The Prospectus Supplement shall have been filed with the SEC pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing, no stop order suspending the effectiveness of the Registration Statements or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC, and the Issuer shall have delivered the Prospectus Supplement to the Investors in accordance with the federal securities laws.
     5.2 Conditions to the Obligations of the Issuer. The obligations of the Issuer to proceed with the Closing is subject to the following conditions any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:
          (a) Representations and Warranties. Each of the representations and warranties of the Investors contained in this Agreement shall be true and correct as of the Closing as though made on and as of the Closing, except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
          (b) Agreement and Covenants. The Investors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.
          (c) No Order. No governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement or the Nomination Agreement.
          (d) Purchase Price. The Investors shall have delivered the purchase price for the Shares.

ARTICLE 6
MISCELLANEOUS
     6.1 Defined Terms. As used herein the following terms shall have the following meanings:
          “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.
          “Certificate of Incorporation” means the Issuer’s Certificate of Incorporation, as the same may be supplemented, amended or restated from time to time.
          “Contract” means any material indenture, lease, sublease, loan agreement, mortgage, note, restriction, commitment, obligation or other contract, agreement or instrument.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, or any similar successor statute.
          “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).
          “Material Adverse Change (or Effect)” means a material and adverse change in (or effect on) the financial condition, properties, assets, liabilities, rights, obligations, operations or business, of a Person and its Subsidiaries taken as a whole.
          “Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.
          “Prospectuses” means the final base prospectuses dated January 5, 2004 and September 20, 2005 forming a part of the respective Registration Statements. References herein to the term “Prospectuses” as of any date shall mean such prospectus, as amended or supplemented to such date, including by the Prospectus Supplement (as defined below), and including all documents incorporated by reference therein as of such date.
          “Prospectus Supplement” means the supplement to the Prospectuses dated December 14, 2005 relating to the sale of the Shares.
          “Registration Statements” means (a) the Registration Statement on Form S-3 (File No. 333-111226), which registration statement was declared effective by the SEC on January 5, 2004, and (b) the Registration Statement on Form S-3 (File No. 333-128087) filed by the Issuer, which registration statement was declared effective by the SEC on September 20, 2005.

          “Requirements of Law” means as to any Person, the certificate of incorporation, bylaws or other organizational or governing documents of such person, and any domestic or foreign and federal, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended and the rules and regulations thereunder, or any similar successor statute.
          “Subsidiary” means as to any Person, a corporation or limited partnership of which more than 50% of the outstanding capital stock or partnership interests having full voting power is at the time directly or indirectly owned or controlled by such Person.
     6.2 Other Definitional Provisions.
          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.
          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (c) All accounting terms shall have a meaning determined in accordance with GAAP.
          (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.
          (e) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any Exhibits hereto) and not to any particular provision of this Agreement.
     6.3 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation made by any party to this Agreement, all representations, warranties and covenants made by the Issuer and each of the Investors herein shall survive the execution of this Agreement, the delivery to the Investors of the Shares being purchased and the payment therefor.
     6.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall subsequently designate in writing to the other party):
          (a) if to the Issuer to:
BioCryst Pharmaceuticals, Inc.
2190 Parkway Lake Drive
Birmingham, AL 35244
Facsimile No. (205) 444-4640
          (b) if to the Investor to the address set forth next to its name on the signature page hereto.
     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered by hand, by messenger or by courier, or if sent by facsimile, upon confirmation of receipt.
     6.5 Entire Agreement. This Agreement (including the Exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between or among the parties with respect to such subject matter. The Exhibits constitute a part hereof as though set forth in full above.
     6.6 Costs; Expenses; Taxes. The Issuer shall pay the reasonable fees and out-of-pocket expenses of Fenwick & West LLP, special counsel to Kleiner Perkins, in connection with the transactions contemplated hereby, including without limitation, in connection with due diligence investigations and the preparation, execution and delivery of this Agreement, the Nomination Agreement and the agreements relating hereto and thereto, and the issuance of the Shares. Any sales tax, stamp duty, deed transfer or other tax (except taxes based on the income of the Investor) arising out of the issuance of the Shares by the Issuer to the Investor and consummation of the transactions contemplated by this Agreement shall be paid by the Issuer.
     6.7 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by each party hereto. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     6.8 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other party.
     6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     6.10 Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.
     6.11 Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware applicable to contracts executed and to be wholly performed within such State. THIS AGREEMENT SHALL BE ENFORCED, GOVERNED AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES. FURTHERMORE, THE INVESTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE UNITED STATES OF AMERICA FOR THE DISTRICT OF CALIFORNIA IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     6.12 Severability. The parties stipulate that the terms and provisions of this Agreement are fair and reasonable as of the date of this Agreement. However, any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any of those provisions shall for any reason be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.
     6.13 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement. Nothing contained herein, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and the Issuer acknowledges that the Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement, or the agreements contemplated hereto. Each Investor confirms that it is not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement, or the agreements contemplated hereto, and it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.
[Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first written above.

BIOCRYST PHARMACEUTICALS, INC.:
By:	/s/ Michael A. Darwin
Name Michael A. Darwin
	Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

Kleiner Perkins Caufield & Byers Holdings, LLC

By:	/s/ Brook H. Byers

Name: Brook H. Byers
Title: Managing Member
ADDRESS FOR NOTICES:
2750 Sand Hill Road
Menlo Park, CA 94025
Facsimile: (650) 233-0300
Tax Identification #: 20-3923027

Exact Name to appear on Stock Certificate:	Kleiner Perkins Caufield & Byers Holdings, LLC

Number of Shares Subscribed For:	1,114,414

Aggregate Purchase Price (see Section 1.1):	$15,000,012.44
[Signature Page to Stock Purchase Agreement]

KPTV, LLC

By:	/s/ L. John Doerr III

Name: L. John Doerr III
Title: Managing Member
ADDRESS FOR NOTICES:
2750 Sand Hill Road
Menlo Park, CA 94025
Facsimile: (650) 233-0300
Tax Identification #: 77-0564784

Exact Name to appear on Stock Certificate:	KPTV, LLC

Number of Shares Subscribed For:	371,472

Aggregate Purchase Price (see Section 1.1):	$5,000,013.12
[Signature Page to Stock Purchase Agreement]

TPG Biotechnology Partners, L.P.
By: TPG Biotechnology Genpar, L.P.
By: TPG Biotech Advisors, LLC

By:	/s/ Jeffery D. Ekberg

Name: Jeffery D. Ekberg
Title: Vice President
ADDRESS FOR NOTICES:
301 Commerce Street, Suite 3300
Forth Worth, TX 76102
Facsimile: (817) 850-4084
Tax Identification #: 40-0001764

Exact Name to appear on Stock Certificate:	TPG Biotechnology Partners, L.P.

Number of Shares Subscribed For:	742,943

Aggregate Purchase Price (see Section 1.1):	$10,000,012.78
[Signature Page to Stock Purchase Agreement]